EXHIBIT 5.1

                          OPINION OF HOLLAND & KNIGHT


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NOVEMBER 6, 1996

Harvard Industries, Inc.
2402 North Rocky Point Drive
Suite 960
Tampa, Florida 33607

      Re: Registration Statement on Form S-8

Gentlemen:

      We refer to Post-Effective Amendment No. 1 to the Registration Statement (the "Registration Statement") on Form S-8 filed today by Harvard Industries, Inc. (the "Company") with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate of 900,000 shares (the "Shares") of the authorized common stock, par value $.01 per share, of the Company being offered to certain employees of the Company pursuant to the Company's Stock Option Plan, Nonemployee Director Stock Option Plan, and 1995 Employee Stock Purchase Plan (the "Plans").

      In connection with the foregoing registration, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

      Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be, when and if issued in accordance with the terms of the Plans, duly authorized, validly issued, and fully paid and non-assessable.

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Harvard Industries, Inc.
November 6, 1996
Page 2

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                           Very truly yours,

                                           /s/ HOLLAND & KNIGHT
                                              -------------------------
                                               HOLLAND & KNIGHT

CEB/sas
TPA2-373560